EXHIBIT 4.7

FIRST AMENDMENT TO

SEASPAN CORPORATION

STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Seaspan Corporation Stock Incentive Plan (the “Plan”), is effective as of October 23, 2010 (the “Effective Date”) and is made by Seaspan Corporation (the “Company”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan.

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain Employees, Consultants and Directors of the Company;

WHEREAS, Section 7 of the Plan provides that the Company’s board of directors (the “Board”) has the right to amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; and

WHEREAS, the Board has determined that it is desirable to amend the Plan to increase the maximum aggregate number of shares thereunder and to amend the “Consultant” definition in the manner contemplated hereby.

NOW, THEREFORE, the Plan shall be amended as follows:

I. Effective as of the Effective Date, Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“(a) Shares Available. Subject to adjustment as provided in paragraph (c) below, the number of Shares that may be issued with respect to Awards granted under the Plan shall be 2,000,000. If an Award is forfeited or otherwise lapses, expires, terminates or is canceled without the actual delivery of Shares or is settled in cash, then the Shares covered by such Award, to the extent of such forfeiture, expiration, lapse, termination, cancellation or cash settlement, shall again be Shares that may be issued with respect to Awards granted under the Plan. Shares tendered to or withheld by the Company to satisfy its tax withholding obligations or the exercise price shall be available for issuance under future Awards, subject to the overall limitation provided in the first sentence above.”

II. Effective as of the Effective Date, the definition of “Consultant” appearing in Section 2 of the Plan, is hereby deleted and replaced in its entirety with the following:

“‘Consultant’ means any individual who is not an Employee or a Director and who provides consulting, advisory or other similar services to the Company or a subsidiary of the Company.”

III. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Board of Directors of the Company has executed this instrument on this 23rd day of October, 2010.

SEASPAN CORPORATION

By:	/s/ Gerry Wang
Name:	Gerry Wang
Title:	Chief Executive Officer